American States Water Company Insider Trading Policy January 1, 2026 Contents Page I. Summary ............................................................................................................................1 II. Statement of Policies Prohibiting Insider Trading ............................................................2 III. Explanation of Insider Trading ..........................................................................................4 IV. Statement of Procedures to Prevent Insider Trading .........................................................8 V. Prohibited Transactions ...................................................................................................10 VI. Rule 10b5-1 Trading Plans and Section 16 .................................................................... 12 VII. Interpretation, Amendment, and Implementation of this Policy .....................................14 VIII. Certification of Compliance ........................................................................................... 14

1 AMERICAN STATES WATER COMPANY INSIDER TRADING POLICY Effective January 1, 2026 Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information that would result in breaching a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of American States Water Company (together with its subsidiaries, the “Company”), and result in your dismissal from the Company or even serious criminal and civil charges against you and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities. This Insider Trading Compliance Policy (this “Policy”) outlines your responsibilities to avoid insider trading and implements certain procedures to help you avoid even the appearance of insider trading. This Policy supersedes the Company’s Insider Trading Policy previously approved by the Board. I. Summary Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of material nonpublic information relating to the security. Insider trading is a crime. The criminal penalties for violating insider trading laws include imprisonment and fines of up to $5 million for individuals and $25 million for corporations. Insider trading may also result in civil penalties, including disgorgement of profits and civil fines. Insider trading is prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause. This Policy applies to all officers, directors, and employees of the Company. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). As someone subject to this Policy, you are responsible for ensuring that Immediate Family Members also comply with this Policy. “Immediate Family Members” for purposes of this Policy are family members, including a spouse, who reside with you, anyone else who resides in your household (other than domestic servants) and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). This Policy also applies to any entities you control, including any corporations, limited liability companies, partnerships, or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information concerning the Company and/or third parties conducting business with the Company, such as temporary employees, contractors or consultants. This Policy extends to all activities within and outside your Company duties. Every officer, director, and employee must

2 review this Policy. Questions regarding the Policy should be directed to the Company’s Compliance Officer (as defined below). Officers, directors and employees, together with any other person designated as being subject to this Policy by the Compliance Officer, are referred to collectively as “Covered Persons.” The Chief Financial Officer of the Company or his or her designee (the “Compliance Officer”) shall be responsible for the administration of this Policy. In the absence of the Compliance Officer, responsibility for administering this Policy will rest with such other employee as may be designated by the Compliance Officer. In all cases, as someone subject to this Policy, you bear full responsibility for ensuring your compliance with this Policy, and also for ensuring that Immediate Family Members and entities under your influence or control are in compliance with this Policy. Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy. II. Statement of Policies Prohibiting Insider Trading No Covered Person shall purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security, that would result in breaching a duty of trust or confidence, whether the issuer of such security is the Company or any other company. In addition, if a Covered Person is in possession of material nonpublic information about other publicly traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material nonpublic information if such information is obtained in the course of the Covered Person’s employment or service with the Company. Additionally, no officer, director or employee shall purchase or sell any security of the Company during the period beginning on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company. These prohibitions do not apply to: • purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company; • exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards that, in each case, do not involve a market sale of

3 the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception). • bona fide gifts of the Company’s securities; • (i) any increase or decrease in the percentage or amount of your 401(k) contribution, deducted from payroll that is allocated to any investment account other than the Company stock fund, (ii) with respect to your 401(k), any transfer of an existing investment account balance or rollover into or out of any investment account other than the Company stock fund, (iii) automatic purchases of Company securities resulting from the contribution of money to the 401(k) plan pursuant to a participant’s payroll deduction election that were made in compliance with this Policy, (iv) automatic purchases of Company securities resulting from automatic monthly purchases through the Company’s common share purchase and dividend reinvestment plan pursuant to an election that was made in compliance with this policy and (v) the receipt of dividends through the Company’s common share purchase and dividend reinvestment plan pursuant to an election made in compliance with this Policy; or • purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material nonpublic information and which contract, instruction, or plan meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), that (i) was precleared in advance pursuant to this Policy and (ii) has not been amended or modified in any respect after such initial preclearance without such amendment or modification being precleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below. From time to time, events will occur that are material to the Company and cause certain officers, directors, or employees to be in possession of material nonpublic information. When that happens, the Company will recommend that those in possession of the material nonpublic information suspend all trading in the Company’s securities until the information is no longer material or has been publicly disclosed. When such event-specific blackout periods occur, those subject to it will be notified by the Company. The event-specific blackout period will not be announced to those not subject to it, and those subject to it or otherwise aware of it should not disclose it to others. Even if the Company has not notified you that you are subject to an event-specific blackout period, if you are aware of material nonpublic information about the Company, you should not trade in Company securities. Any failure by the Company to designate you as subject to an event- specific blackout period, or to notify you of such designation, does not relieve you of your obligation not to trade in the Company’s securities while possessing material nonpublic information.

4 In addition, Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis. III. Explanation of Insider Trading “Insider trading” refers to the purchase or sale of a security while in possession of material nonpublic information relating to the security. “Securities” includes stocks, equity, bonds, notes, debentures, options, warrants, and other convertible securities, as well as derivative instruments. For the avoidance of doubt, the term “Company securities” includes the securities of subsidiaries of the Company. “Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, and swaps or other derivative securities. Additionally, the elections under the Company’s 401(k) plan and common share purchase and dividend reinvestment plan with respect to the Company’s securities, and the withdrawal of Company securities from an account participating in the Company’s common share purchase and dividend reinvestment plan will effect purchases and sales and are subject to the terms of this Policy. A. What Information is Material? Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material. Examples of material information include (but are not limited to) information about: • corporate earnings or earnings forecasts; • possible mergers, acquisitions, tender offers, or dispositions; • important business developments, such as developments regarding strategic collaborations; • changes in the frequency or amount of dividends; • changes in debt ratings or analyst upgrades or downgrades of the issuer or one of its securities; • significant changes in accounting treatment, write-offs or restatements;

5 • management or control changes; • significant borrowing or financing developments, including pending public sales or offerings of debt or equity securities; • stock splits and repurchases; • defaults on borrowings; • bankruptcies; • cybersecurity or data security incidents; and • significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material. Questions regarding material information should be directed to the Company’s Compliance Officer. A good rule of thumb: When in doubt, do not trade. B. What Is Nonpublic? Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy. The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public is a reasonable waiting period before such information is deemed to be public. C. Who Is an Insider? “Insiders” include officers, directors, and any employees of a company, or anyone else who has material nonpublic information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material nonpublic information relating to the company’s securities. Insiders may not trade in the Company’s securities while in possession of material nonpublic information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis.

6 D. Trading by Persons Other Than Insiders Insiders may be liable for communicating or tipping material nonpublic information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including tippees who trade on material nonpublic information tipped to them or individuals who trade on material nonpublic information that has been misappropriated. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee. Tippees inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings. E. Penalties for Engaging in Insider Trading Penalties for trading on or tipping material nonpublic information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include: • SEC administrative sanctions; • securities industry self-regulatory organization sanctions; • civil injunctions; • damage awards to private plaintiffs; • disgorgement of all profits; • civil fines for the violator of up to three times the amount of profit gained or loss avoided; • civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $2.626 million (subject to annual adjustments for inflation) or three times the amount of profit gained or loss avoided by the violator; • criminal fines for individual violators of up to $5 million ($25 million for an entity); and • jail sentences of up to 20 years. In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and

7 the Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated in connection with insider trading. F. Size of Transaction and Reason for Transaction Do Not Matter The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material nonpublic information. The SEC aggressively investigates even small insider trading violations. G. Examples of Insider Trading Examples of insider trading cases include actions brought against officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members, and other tippees of such officers, directors, and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers. The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity. Trading by Insider An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer is also subject to, among other things, criminal prosecution, including up to $5 million in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports could also be liable as controlling persons for penalties of up to the greater of $2.626 million (adjusted annually for inflation) or three times the amount of all profits. Trading by Tippee An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

8 IV. Statement of Procedures to Prevent Insider Trading The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. A. Blackout Periods The period during which the Company prepares quarterly financials is a sensitive time for insider trading purposes, as Company personnel may be more likely to possess, or be presumed to possess, material nonpublic information. To avoid the appearance of impropriety and assist Company personnel in planning transactions in the Company’s securities for appropriate times, no officer, director, or employee shall purchase or sell any security of the Company during the period beginning on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, such period, a “blackout period.” A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Compliance Officer. See Section II for certain exceptions that would apply even during blackout periods. Other exceptions to the blackout period policy may be approved only by the Compliance Officer. From time to time, the Company, through the Board of Directors or the Company’s Chief Financial Officer, may recommend that officers, directors, employees, or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect and should not disclose to others that the Company has suspended trading. B. Preclearance of All Trades by All Officers and Directors To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including, without limitation, acquisitions and dispositions of Company securities, the exercise of stock options, elective transactions under the Company’s 401(k) plan and the Company’s common share purchase and dividend reinvestment plan, including initial elections or changes of elections with respect to Company securities under these plans or the withdrawal of Company securities from an account participating in the Company’s common share purchase and dividend reinvestment plan, and the sale of Company securities issued under equity incentive plans) by officers and directors (each, a “Preclearance Person”) must be precleared by the Compliance Officer. Transactions under a previously established Rule 10b5-1 trading plan, automatic purchases of Company securities resulting from the contribution of money to the 401(k) plan pursuant to a participant’s payroll deduction election, purchases of shares pursuant to automatic monthly purchases under the common share purchase

9 and dividend reinvestment plan and the receipt of dividends through the Company’s common share purchase and dividend reinvestment plan pursuant to a participant’s election that have been preapproved in accordance with this Policy are not subject to further preclearance. Preclearance does not relieve you of your responsibility under SEC rules and should not be understood to represent legal advice by the Company that a proposed transaction complies with the law. A request for preclearance must be in writing (e.g., by e-mail), should be made at least two business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, a description of the proposed transaction (for example, an open market purchase, or sale, an option exercise, etc.), the proposed date of the transaction, and the number of shares or other securities to be involved. In addition, the Preclearance Person must certify that he or she is not aware of material nonpublic information about the Company and, for elections with respect to the Company’s securities under the Company’s 401(k) plan and common share purchase and dividend reinvestment plan or for withdrawals of Company securities from an account participating in the Company’s common share purchase and dividend reinvestment plan, that the Preclearance Person is engaging in such transaction in good faith and not as part of a plan or scheme to evade the provisions of Rule 10b5-1 and that the Preclearance Person has acted in good faith with respect to such election. The Compliance Officer, or the Chief Executive Officer for transactions by the Compliance Officer, shall have sole discretion to decide whether to clear any contemplated transaction. All trades or elections that are precleared must be made within five business days of receipt of the preclearance. A precleared trade (or any portion of a precleared trade) or election that has not been made during the five-business day period must be re-submitted for pre-clearance determination prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is completed, the transaction may not be completed. None of the Company, the Compliance Officer or Chief Executive Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance submitted pursuant to this Section IV.B. Notwithstanding any preclearance of a transaction pursuant to this Section IV.B, none of the Company, its officers, outside counsel, or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction. C. Post-Termination Transactions If you are in possession of material nonpublic information when your service terminates, you may not trade in the Company’s securities until that information has become public or is no longer material. Persons subject to Section 16 under the 1934 Act may have additional requirements. D. Information Relating to the Company Access to material nonpublic information about the Company, including the Company’s business, earnings, or prospects, should be limited to officers, directors, and employees of the Company on a “need-to-know” basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the

10 Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than “need-to-know” basis. E. Cooling-Off Periods Applicable to Certain Company Plan Elections If you are a director, an officer or key employee (meaning those employees who, as a regular part of their employment, would have access to material nonpublic information about the Company), your initial election and changing your election with respect to Company securities under the Company’s 401(k) plan or common share purchase and dividend reinvestment plan or withdrawing Company securities from an account participating in the Company’s common share purchase and dividend reinvestment plan will also be subject to certain cooling-off periods. Specifically, if you are a director or an officer, your initial election or change in election with respect to Company securities under these plans or withdrawal of Company securities from an account participating in the Company’s common share purchase and dividend reinvestment plan cannot become effective until after the expiration of a cooling-off period ending on the later of (1) 90 days after such election or (2) two business days following the disclosure of the Company’s financial results on Form 10-Q or Form 10-K, as applicable, for the fiscal quarter in which such election was made, up to a maximum of 120 days. For key employees, your initial election or a change in your election with respect to Company securities in the 401(k) plan and/or the common share purchase and dividend reinvestment plan or withdrawal of Company securities from an account participating in the Company’s common share purchase and dividend reinvestment plan cannot become effective until after the expiration of a cooling-off period of 30 days. A cooling- off period is required by SEC rules and designed to minimize the risk that a claim will be made that you were aware of material nonpublic information concerning the Company when you made or altered such an election. If you are a director, an officer or key employee, you will be required to complete one of the attached forms prior to making an initial election or change in election under these plans or a withdrawal of Company securities from an account participating in the Company’s common share purchase and dividend reinvestment plan and retain such forms for your personal records. The forms for directors, officers and key employees are attached to this Policy as “Attachment C,” “Attachment D” and “Attachment E,” respectively. These forms ask you to specify the change or initial election you wish to make and to make certain certifications that are intended to establish the availability of an affirmative defense under Rule 10b5-1. It is important that you understand that you are ultimately responsible for complying with the applicable cooling-off period following the completion of one of these forms before making an initial election or change in election under the 401(k) plan through the 401(k) plan website or requesting for the administrator of the common share purchase and dividend reinvestment plan to effect an initial election, change in election or withdrawal of Company securities thereunder. V. Prohibited Transactions The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities:

11 A. Short Sales Short sales of the Company’s securities are prohibited by this Policy. Short sales of the Company’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% shareholders) from making uncovered short sales of the Company’s equity securities. B. Options Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, creates the appearance that a Covered Person is trading based on material nonpublic information. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. C. Hedging Transactions Hedging transactions involving the Company’s securities, such as prepaid variable forward sale contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy. Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. D. Margin Accounts and Pledging Individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to permitted cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by the Compliance Officer. E. Director and Officer Cashless Exercises The Company will not arrange with brokers to administer cashless exercises on behalf of directors and officers of the Company. Directors and officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the shares promptly upon payment of the exercise price, and (iii) the director or officer uses a cashless exercise arrangement, in which the Company agrees to deliver shares against the payment of the purchase price on the same day the sale of Company shares underlying the equity

12 award settles. Under a cashless exercise, a broker, the issuer, and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or officer. Questions about cashless exercises should be directed to the Compliance Officer. F. Partnership Distributions Nothing in this Policy is intended to limit the ability of an investment fund, a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws. VI. Rule 10b5-1 Trading Plans and Section 16 A. Rule 10b5-1 Trading Plans The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan, or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 adopted in accordance with the requirements set forth in Attachment B. Rule 10b5-1 provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person must enter into a Rule 10b5-1 trading plan that meets the conditions specified in Rule 10b5-1. Rule 10b5- 1 presents an opportunity for insiders to establish plans during an open trading window to sell or purchase Company securities without the restrictions imposed by trading windows – even when in possession of material nonpublic information concerning the Company. Rule 10b5-1 only provides an “affirmative defense” if there is an insider trading lawsuit. It does not prevent anyone from bringing a lawsuit, nor does it prevent the media from reporting on any transactions executed pursuant to a plan. Compliance of a trading plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the trading plan are the sole responsibility of the person initiating the trading plan, and none of the Company, its counsel, the Compliance Officer, or the Company’s other employees assume any liability for any delay in reviewing and/or refusing to approve a trading plan submitted for approval nor the legality or consequences relating to a person entering into, informing the Company of, or trading under a trading plan. Trading plans do not exempt you from complying with Section 16 short-swing profit rules or liability, if applicable. B. Section 16: Insider Reporting Requirements, Short-Swing Profits, and Short Sales (Applicable to Officers, Directors, and 10% Shareholders) 1. Reporting Obligations Under Section 16(a): SEC Forms 3, 4, and 5 Section 16(a) of the 1934 Act generally requires all officers, directors, and 10% stockholders (“Section 16 Insiders”), within 10 days after becoming a Section 16 Insider, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3, listing the amount of the Company’s shares, options, and warrants that the Section 16 Insider beneficially

13 owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company’s shares, options, and warrants must be reported on SEC Form 4, generally within two days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year-end. The two-day Form 4 deadline begins to run from the trade date rather than the settlement date. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company shares made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company shares made within six months after an officer or director ceases to be a Section 16 Insider must be reported on Form 4. 2. Recovery of Profits Under Section 16(b) For the purpose of preventing the unfair use of information that may have been obtained by a Section 16 Insider, any profits realized by a Section 16 Insider from any purchase and sale of Company shares during a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable, even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any material nonpublic information. The Section 16 Insider’s liability under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company shareholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4, or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of shareholders. No suit may be brought more than two years after the date the profit was realized. However, if the Section 16 Insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement. Officers and directors should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as “Attachment A” in addition to consulting the Compliance Officer prior to engaging in any transactions involving the Company’s securities, including, without limitation, the Company’s shares, options, or warrants. 3. Short Sales Prohibited Under Section 16(c) Section 16(c) of the 1934 Act prohibits Section 16 Insiders from making uncovered short sales of the Company’s equity securities. Short sales include sales of shares that the Section 16 Insider does not own at the time of sale, or sales of shares against which the Section 16 Insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Section 16 Insiders violating Section 16(c) face criminal liability.

14 You should consult the Compliance Officer if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16. VII. Interpretation, Amendment and Implementation of this Policy The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws. Any material amendment to this Policy must be approved by the Board of Directors of the Company. Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws. VIII. Certification of Compliance After reading this Policy, all officers, directors, and employees should complete the Acknowledgment in the Company’s Training and Compliance system.

Attachment A Short-Swing Profit Rule Section 16(b) Checklist Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by an officer, director, or 10% shareholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the short-swing profit must be recovered by American States Water Company (the “Company”). It makes no difference how long the shares being sold have been held or, for officers and directors, that you were an officer or director for only the earlier of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period. Sales If a sale is to be made by an officer, director, or 10% shareholder (or any Immediate Family Member or certain affiliated entities of such persons): Have there been any purchases by the insider (or Immediate Family Members or certain affiliated entities) within the past six months? 1. Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months? 2. Are any purchases (or nonexempt option exercises) anticipated or required within the next six months? 3. Has a Form 4 been prepared? Note: If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144? Purchases And Option Exercises If a purchase or option exercise for Company shares is to be made: 1. Have there been any sales by the insider (or Immediate Family Members or certain affiliated entities) within the past six months? 2. Are any sales anticipated or required within the next six months (such as tax- related or year-end transactions)? 3. Has a Form 4 been prepared? Before proceeding with a purchase or sale, consider whether you are aware of material nonpublic information that could affect the price of the Company shares. All transactions in the Company’s securities by officers and directors must be precleared by contacting the Company’s Compliance Officer.

Attachment B REQUIREMENTS FOR ESTABLISHING AND TRADING UNDER A 10B5-1 TRADING PLAN 1.1 Minimum Plan Requirements. Your 10b5-1 trading plan must be entered into in good faith and during an open trading window at a time when you do not possess material nonpublic information concerning the Company. Your 10b5-1 trading plan may not be entered into as part of a plan or scheme to otherwise trade on the basis of material nonpublic information concerning the Company. To comply with these requirements, your trading plan must: a. Be in writing and preapproved by the Compliance Officer before you may enter into it. b. Include appropriate trading instructions. You may either specify the price, number of shares and date of trades ahead of time or provide a formula or other instructions by which your broker can determine the price, amount and date of trades. Alternatively, you may simply authorize your broker to make purchase and sale decisions on your behalf without any control or influence by you. c. For Section 16 officers only, include closed trading windows for the five trading days before and one trading day after the release of quarterly earnings. Because transactions by Section 16 officers are reported publicly, this proscription is intended to avoid the disclosure of trades in the immediate run up to and aftermath of the Company’s announcement of quarterly earnings. d. Prohibit you from exercising any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. You may delegate discretionary authority to your broker, but in no event may you consult with your broker regarding executing transactions, or otherwise disclose information to your broker concerning the Company that might influence the execution of transactions, under your 10b5-1 trading plan after it commences. e. Include a minimum cooling-off period. Specifically, if you are a Section 16 officer or director, trading under your 10b5-1 trading plan may not begin until after the expiration of a cooling-off period ending on the later of (1) 90 days after your adoption of your 10b5-1 trading plan or (2) two business days following the disclosure of the Company’s financial results on Form 10-Q or Form 10-K, as applicable, for the fiscal quarter in which your 10b5-1 trading plan was adopted or modified, up to a maximum of 120 days. For all persons other than issuers, directors or officers, the applicable cooling-off period is 30 days after the adoption or modification of the trading plan. A cooling-off period is required by SEC rules and designed to minimize the risk that a claim will be made that you were aware of material nonpublic information concerning the Company when you entered into the 10b5-1 trading plan and that the plan was not entered into or carried out in good faith. f. Note that any amendment to an existing Rule 10b5-1 plan is considered a termination of the old plan and the adoption of a new plan, therefore triggering a cooling-period of the same duration. An amendment includes a modification to the amount, price or timing of the purchase or sale of the securities or a modification to a written formula/algorithm that affects the amount, price or timing of the purchase or sale of the securities. g. Include an expiration date that is at least six months but not more than 18 months from the effective date of your trading plan. We will not approve plans with terms of less than 6 months or in excess of 18 months. Shorter-term plans may be viewed as an attempt to make advantageous short-term trades, and longer-term plans are likely to have to be amended or terminated, which defeats the ultimate purpose of 10b5-1 trading plans.

h. Include representations at entry. Your 10b5-1 trading plan must include representations that, at the time of adoption or modification, that you (1) are not aware of material nonpublic information about the Company or its securities and (2) you are adopting or modifying the contract, instruction or plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b5-1. All persons entering into a Rule 10b5-1 plan must be acting in good faith throughout the duration of the plan, not just when entering into the plan. 1.2 Trading Outside Your 10b5-1 Trading Plan. You may only purchase or sell Company securities outside of your 10b5-1 trading plan in accordance with our Insider Trading Policy. Initial elections and changes in elections with respect to Company securities under the Company’s 401(k) plan and common share purchase and dividend reinvestment plan, along with the withdrawal of Company securities from an account participating in the Company’s common share purchase and dividend reinvestment plan, would constitute transactions outside of the 10b5-1 trading plan. In addition, you may not buy or sell Company securities in an effort to use a hedging strategy to offset your plan trades while a plan is in effect. Any trading outside of your 10b5-1 trading plan will be subject to heightened scrutiny for potential hedging and, depending on the circumstances, it may be advisable not to engage in any trading outside the plan. 1.3 Cashless Exercises of Options. The cashless exercise of options under trading plans is permitted only through “same-day sales,” in which the option holder does not pay for the stock up front, but rather receives cash equal to the difference between the stock value and option exercise price. Transactions prohibited under Section V of this Policy, including short sales and hedging transactions, may not be carried out through a trading plan. 1.4 Limit on Overlapping Plans. You may not have more than one 10b5-1 trading plan outstanding at the same time, except in limited circumstances pursuant to Rule 10b5-1 and subject in all cases to preapproval by the Compliance Officer. Your trading plan cannot overlap with other trading plans. Anyone other than the Company is generally prohibited from having more than one Rule 10b5-1 trading plan for open market purchases or sales of an issuer’s securities. However, this restriction does not apply if someone transacts directly with the Company, such as participating in dividend reinvestment under the Company’s common share purchase and dividend reinvestment plan, in which transactions are not executed on the open market. This restriction also does not apply to plans authorizing an agent to sell only enough securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as on the vesting and settlement of restricted stock units (defined as “sell to cover” Rule 10b5-1 plans), provided that the award holder is not permitted to exercise control over the timing of such sales. A series of separate contracts with different broker-dealers to execute trades pursuant to a single Rule 10b5-1 plan will be treated as a single plan. Someone, other than the Company, may maintain two separate Rule 10b5-1 plans for open market purchases or sales of securities if trading under the later-commencing plan is not authorized to begin until after all trades under the earlier- commencing plan are completed or expire without execution. If the first plan is terminated early, the first trade under the later-commencing plan, however, must not be scheduled to occur until after the effective cooling-off period following the termination of the earlier plan. 1.5 Limit on “Single Trade” Plans. Subject to and in accordance with the terms of Rule 10b5-1, you may not have more than one “single trade” 10b5-1 trading plan during any 12-month period. A plan will not be treated as a single-trade plan if, for example, it gives the person’s agent discretion over whether to execute the plan as a single transaction, or provides that the agent’s future acts will depend on events or data not known at the time the plan is entered into and it is reasonably foreseeable at the time the plan is entered into that the plan might result in multiple trades. Also, sell-to-cover Rule 10b5-1 plans are exempt from this limitation. 1.6 Good Faith Requirements. The requirement that all Rule 10b5-1 plans are entered into in good faith means that the person entering into the plan has acted in good faith with respect to the plan, meaning that good faith must extend throughout the duration of the plan, not just when entering into the plan. For example, influencing the timing of the Company’s disclosure so that trades under a plan are more profitable would run afoul of this ongoing good faith requirement. 1.7 Amendment, Suspension or Termination of the Trading Plan. Amendments, suspensions, and terminations will be viewed in hindsight and could call into question whether the 10b5-1 trading plan was entered into in good faith. As a result, amendments, suspensions, and terminations of 105-1 trading plans require pre-approval of the Compliance Officer, who will inquire into the change in circumstances that has occurred since the inception of the plan that is giving rise to the requested amendment, suspension, or termination. Scheduled sales or purchases of Company securities pursuant to your 10b5-1 trading plan will not be halted during the pendency of your amendment, suspension, or termination request. The Company has the right at any time to require additional and/or different requirements in connection with the amendment, suspension, or termination of a trading plan in order to protect you and the Company from potential liability. Further, your 10b5-1 trading plan may be terminated or suspended by the Company at any time and for any reason. In addition, you may voluntarily amend, suspend or terminate your 10b5-1 Trading Plan, subject to the following conditions: a. You may only amend, suspend or terminate your 10b5-1 trading plan during a trading window and following preclearance by the Compliance Officer. b. You may not amend, suspend or terminate your 10b5-1 trading plan if at the time of the amendment, suspension or termination you possess material nonpublic information concerning the Company. c. You must sign a certificate in favor of the Company and your broker affirmatively stating that you do not possess material nonpublic information concerning the Company at the time of the amendment, suspension or termination. d. Your amendment, suspension or termination must include any applicable cooling-off period pursuant to Rule 10b5-1. e. No suspension of a 10b5-1 trading plan may exceed 60 calendar days. f. A minimum of one year must elapse between your termination of an existing 10b5-1 Trading Plan and your entry into a new 10b5-1 trading plan. g. You will be limited to one amendment or suspension of your 10b5-1 trading plan during its term. 1.8 Additional Plan Provisions. 10b5-1 trading plans must be operated in good faith and otherwise comply with Rule 10b5-1. None of the requirements or plan terms currently contemplated by these guidelines are exhaustive or limiting on the Company. The Company has the right to require the inclusion of additional provisions in your plan designed to protect you and/or the Company, whether before or after the plan has been approved by the Compliance Officer, or to delete or amend existing provisions. 1.9 Disclosures. The Company will be required to make certain quarterly disclosures, in accordance with Rule 10b5-1, regarding any adoption, modification or termination of a 10b5-1 trading plan by a director or Section 16 officer. Upon the occurrence of any such adoption, modification or termination, such persons are required to promptly furnish the Compliance Officer (via email) information regarding the date of adoption, termination or modification of the 10b5-1 trading plan, the 10b5-1 trading plan’s duration, the aggregate number of securities to be sold or purchased under the 10b5-1 trading plan and any other information reasonably requested by the Compliance Officer.